Exhibit 10.2

$275,000,000

CREDIT AGREEMENT

dated as of September 26, 2014,

among

NORTHSTAR REALTY FINANCE CORP.,

as Borrower,

THE LENDERS PARTY HERETO

And

UBS AG, STAMFORD BRANCH,

as Administrative Agent

- ii -

- iii -

SCHEDULES

Schedule A	Loan Schedule
Schedule B	Indebtedness Existing on the Closing Date

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Non-Bank Certificate

- iv -

CREDIT AGREEMENT

This CREDIT AGREEMENT (this "Agreement") dated as of September 26, among NORTHSTAR REALTY FINANCE CORP, a Maryland corporation ("Borrower"), the Lenders from time to time a party hereto and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, "Administrative Agent") for the Lenders.

WITNESSETH:

Borrower has requested the Lenders to extend credit in the form of a Loan to be made on the Borrowing Date in the initial principal amount set forth on the Loan Schedule.

The Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01      Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

"ABR", is used when the Loan is bearing interest at a rate determined by reference to the Alternate Base Rate.

"ABR Loan" shall mean a Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

"Adjusted LIBOR Rate" shall mean, if the Loan is a Eurodollar Loan, for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for the Loan in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for the Loan for such Interest Period.

"Administrative Agent" shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article VII.

"Administrative Agent Fees" shall have the meaning assigned to such term in Section 2.04.

"Administrative Questionnaire" shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

"Agent" shall mean the Administrative Agent.

"Agreement" shall have the meaning assigned to such term in the preamble hereto.

"Alternate Base Rate" shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

"Anti-Money Laundering Laws" shall mean any Requirements of Law related to money laundering, including 18 U.S.C. §§ 1956 and 1957 and the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act ("USA PATRIOT Act") of 2001 (Title III of Pub. L. 107-56), and its implementing regulations (collectively, the "Bank Secrecy Act").

"Anti-Terrorism Laws" shall mean any Requirements of Law related to terrorism financing and economic sanctions, including the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq., as amended) and Executive Order 13224 (effective September 24, 2001), and their implementing regulations.

"Applicable Margin" shall mean the applicable margin set forth in the Loan Schedule.

"Approved Fund" shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Assignment and Assumption" shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

"Base Rate" shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

"Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

"Board of Directors" shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person or if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

"Borrower" shall have the meaning assigned to such term in the preamble hereto.

"Borrowing" shall mean an extension of credit by the Lender to Borrower in the form of the Loan made hereunder on the Borrowing Date.

"Borrowing Date" shall mean the date of the Borrowing hereunder and specified on the Loan Schedule.

"Breakage Cost" shall have the meaning set forth in Section 2.11.

"Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with (a) a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

"Cash Available For Distribution" shall mean net income (loss) attributable to common stockholders in the Borrower calculated in accordance with GAAP, adjusted by adding (or subtracting) non-controlling interests attributable to a Borrower operating partnership, if any, and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense, amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other, and equity-based compensation; cash flow related to CDO equity interests; accretion of consolidated CDO bond discounts; non-cash net interest income in consolidated CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for (reversal of) loan losses; impairment on property; acquisition gains or losses; distributions to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets and gains (losses) on sales; and one-time events pursuant to changes in GAAP and certain other non-recurring items. For example, Cash Available For Distribution has been adjusted to exclude non-recurring gain (loss) from deconsolidation of certain CDOs. These items, if applicable, include any adjustments for unconsolidated ventures. For the avoidance of doubt, the calculation of "Cash Available For Distribution" as provided herein should be consistent with the calculation of Cash Available For Distribution disclosed in any financial statements of the Borrower.

"Cash Equivalents" shall mean, as at any date of determination, any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, bankers' acceptances or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), in each case, having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing one year or less from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of no more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition; and (f) the equivalents of the foregoing in any jurisdiction in which any Subsidiary is organized or doing business.

"Casualty Event" shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries. "Casualty Event" shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirements of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

A "Change in Control" shall mean means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of Borrower's then outstanding Voting Stock or other Voting Stock into which its Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares.

"Change in Law" shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Charges" shall have the meaning assigned to such term in Section 8.14.

"Closing Date" shall mean the date of this Agreement.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes Borrower and which is treated as a single employer under Section 414 of the Code.

"Companies" shall mean Borrower and its Subsidiaries; and "Company" shall mean any one of them.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

"Conversion Make-Whole Amounts" shall have the meaning specified in Section 2.06(b).

"Credit Enhancement Agreements" means, collectively, any documents, instruments, guarantees or agreements entered into by Borrower or any Securitization Entity for the purpose of providing credit support (that is reasonably customary as determined by Borrower) with respect to any Securitization Indebtedness.

"Credit Event Determination" shall have the meaning given in the 2003 ISDA Credit Derivatives Definitions as published by the International Swaps and Derivatives Association, Inc.

"Credit Extension" shall mean the making of a Loan by a Lender.

"Cut-Off Date" shall mean the date of this Agreement.

"Default" shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

"Default Rate" shall have the meaning assigned to such term in Section 2.05(d).

"Derivative Transaction" means (i) a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, or (iii) any combination of these transactions.

"dollars" or "$" shall mean lawful money of the United States.

"Domestic Subsidiary" shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

"EBITDA" means, for any period, without duplication, an amount equal to Cash Available For Distribution of the Borrower and its consolidated Subsidiaries on a consolidated basis for such period plus, to the extent deducted in computing Cash Available For Distribution for such period, interest expense for such period plus the provision for Federal, state, local and foreign income taxes payable of the Borrower and its consolidated Subsidiaries plus the amount of dividends or distributions paid or required to be paid during such period in respect of preferred Equity Interests (excluding any balloon payments payable on maturity of such Equity Interests). Notwithstanding anything herein to the contrary, EBITDA for the four-fiscal quarter period ending (a) on September 30, 2014 shall equal (x) EBITDA for the fiscal quarter ending September 30, 2014 times (y) 4; (b) on December 31, 2014 shall equal (x) EBITDA for the two consecutive fiscal quarter period ending December 31, 2014 times (y) 2; (c) on March 31, 2015 shall equal (x) EBITDA for the three consecutive fiscal quarter period ending March 31, 2015 times (y) 4/3; and (d) after March 31, 2015 shall be EBITDA for the most recent four-fiscal quarter period then ended.

"Eligible Assignee" shall mean any person to whom the Loan (or a portion thereof) is permitted to be assigned pursuant to Section 8.04(b)(i); provided that "Eligible Assignee" shall not include Borrower or any of its Affiliates or Subsidiaries or any natural person.

"Embargoed Person" shall mean any party that (i) is publicly identified on the most current list of "Specially Designated Nationals and Blocked Persons" published by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), is a "designated national" pursuant to OFAC's Cuban Assets Control Regulations (31 C.F.R. 515.305), or resides, is organized or chartered, or has a place of business in a country or territory that is prohibited pursuant to the OFAC sanctions programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirements of Law.

"Environment" shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

"Environmental Claim" shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

"Environmental Law" shall mean any and all present and future federal, state, local and foreign laws, treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the processing, manufacturing, generation, handling, disposal, transportation, Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

"Environmental Permit" shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

"Equity Interest" shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Cut-Off Date or issued after the Cut-Off Date, but excluding debt securities convertible or exchangeable into such equity.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

"ERISA Affiliate" shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

"ERISA Event" shall mean (a) any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j)

of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the "substantial cessation of operations" within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

"Eurodollar Loan" shall mean a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

"Events of Default" shall have the meaning assigned to such term in Section 6.01.

"Excess Amount" shall have the meaning assigned to such term in Section 2.08(d).

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Excluded Taxes" shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) Taxes imposed on or measured by its net income or profits and franchise Taxes imposed on it or branch profits Taxes, however denominated, by a jurisdiction as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by Borrower under Section 2.14), any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to any Requirements of Law that are in effect at the time such Foreign Lender becomes a party hereto, except to the extent that such Foreign Lender's assignor, if any, was entitled, immediately prior to such assignment, to receive additional amounts or indemnity payments from Borrower with respect to such withholding tax pursuant to Section 2.13, (c) in the case of a Lender who designates a new lending office, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to any Requirements of Law that are in effect at the time of such change in lending office, except to the extent that such Foreign Lender was entitled, immediately prior to such change in lending office, to receive additional amounts or indemnity payments from Borrower with respect to such withholding Tax pursuant to Section 2.13, (d) any U.S. federal withholding Tax that is attributable to such Lender's failure to comply with Section 2.13(f), or (e) any withholding Taxes imposed under FATCA.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury regulations or official administrative interpretations thereof, any treaty, law, regulation, intergovernmental agreement or other official guidance enacted by any other jurisdiction or relating to an intergovernmental agreement between the United States and any other jurisdiction, which in either case, facilitates the implementation of Sections 1471 through 1474 of the Code, and any agreements entered into pursuant to Section 1471(b)(1) of the Code or in connection with an intergovernmental agreement between the United States and any other jurisdiction that facilitates the implementation of Section 1471 through 1474 of the Code.

"Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

"Financial Officer" of any person shall mean the chief financial officer, principal accounting officer, treasurer, chief accounting officer or controller of such person.

"FIRREA" shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

"Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of EBITDA for the period of twelve calendar months ending on, or ended immediately prior to, such date of determination to Fixed Charges for such period.

"Fixed Charges" shall mean, with respect to any date of determination, the amount of interest paid in cash by Borrower during the period of twelve calendar months ending on, or ended immediately prior to, such date of determination, with respect to Indebtedness that is recourse to Borrower and dividends paid by Borrower on its issued and outstanding preferred Equity Interests. For Indebtedness that is partially recourse to Borrower, "Fixed Charges" includes cash interest expense paid by Borrower on the recourse portion.

"Fixed Rate" shall mean, with respect to a Fixed Rate Loan, the fixed rate of interest set forth in the Loan Schedule.

"Fixed Rate Loan" shall mean a Loan issued hereunder bearing a fixed rate of interest.

"Fixed Rate Quotation Request" shall have the meaning specified in Section 2.06(b).

"Foreign Lender" shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation,

partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

"Foreign Subsidiary" shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

"Fund" shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis.

"Guarantee Obligation" means as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness (the "primary obligations") of any other unrelated third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

"Governmental Authority" shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organisation for Economic Co-operation and Development).

"Hazardous Materials" shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls ("PCBs") or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

"Hedging Agreement" shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

"Hedging Obligations" shall mean obligations under or with respect to Hedging Agreements.

"Indebtedness" shall mean, for any Person, without duplication,

(i)           all indebtedness for borrowed money of such Person (and all other obligations owing by such Person under the documents pursuant to which such indebtedness borrowed);

(ii)          all non-contingent (but only so long as non-contingent) obligations issued, undertaken or assumed by such Person as the deferred purchase price of Property or services (other than earn-out payments made in connection with acquisitions and trade payables and accrued expenses paid on customary terms and not more than 90 days past due and incurred in the ordinary course of business on ordinary terms), excluding payments made in connection with non-compete arrangements;

(iii)         all non-contingent reimbursement or payment obligations of such Person with respect to surety instruments (such as, for example, unpaid reimbursement obligations in respect of a drawing under a letter of credit);

(iv)         all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property or businesses;

(v)          all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), the amount of such indebtedness to be deemed the lesser of the outstanding amount thereof and the fair market value of such Property;

(vi)         all obligations under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee;

(vii)        all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

(viii)       all obligations of such Person under any take-or-pay or other similar arrangements that are not in the ordinary course of business;

(ix)          all indebtedness of other Persons referred to in clauses (i) through (viii) above secured by (or for which the Holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, the amount of such indebtedness to be deemed to be the lesser of the outstanding amount thereof and the fair market value of such Property;

(x)           all obligations of such Person in respect of Derivative Transactions; and

(xi)          all Guarantee Obligations of such Person in respect of indebtedness of the kinds referred to in clauses (i) through (x) above.

Indebtedness shall not include accounts extended by suppliers in the ordinary course of business on normal trade terms in connection with the purchase of goods and services. The Indebtedness of any Person shall include any Indebtedness of any partnership in which such Person is the general partner (limited to the lesser of the face amount thereof and the shareholders equity of the Person who is the general partner).

"Indemnified Taxes" shall mean all Taxes other than Excluded Taxes.

"Indemnitee" shall have the meaning assigned to such term in Section 8.03(b).

"Information" shall have the meaning assigned to such term in Section 8.12.

"Intellectual Property" shall have the meaning assigned to such term in Section 3.06(a).

"Interest Payment Date" means the Borrowing Date, each Quarterly Date and the Maturity Date.

"Interest Period" means, if the Loan is a Eurodollar Loan, the period commencing on the Borrowing Date and ending on the first Quarterly Date thereafter, and each subsequent period commencing on such Quarterly Date and ending on the next succeeding Quarterly Date, provided that (i) the final such Interest Period shall end on and include the Maturity Date of the Loan; and (ii) any conversion of the Loan from a Eurodollar Loan to an ABR Loan under Section 2.06(c) shall take place immediately regardless of whether such change shall occur during such Interest Period.

"Leases" shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

"Lenders" shall mean (a) the Persons that have become a party hereto pursuant to a Lender Addendum and (b) any Person that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such Person that has ceased to be a party hereto pursuant to an Assignment and Assumption.

"LIBOR Rate" shall mean, with respect to a Eurodollar Loan for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the LIBOR Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full London Business Day preceding the first day of such Interest Period; provided, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a LIBOR Page, "LIBOR Rate" shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two London Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Loan to be outstanding during such Interest Period. Notwithstanding the foregoing, for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination). "LIBOR Page" shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

"Lien" shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan Documents" shall mean this Agreement.

"Loan" shall mean the term loan borrowed under this Agreement with the characteristics set forth in the Loan Schedule.

"Loan Schedule" shall mean Schedule A hereto.

"London Business Day" shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.

"Make-Whole Amount" means, in relation to any Make-Whole Event with respect to the Loan, for each Lender, an amount equal to the absolute value of the difference between (if negative):

(a)          gains received (if any) by such Lender as a result of their terminating, liquidating, obtaining or reestablishing any hedge or related trading position relating to the Loan;

and

(b)          the aggregate amount of losses or costs incurred by such Lender as a result of their terminating, liquidating, obtaining or reestablishing any hedge or related trading position relating to the Loan.

"Make-Whole Event" means any event (including any prepayment of the Loan pursuant to Sections 2.08(a), (b) or (c) or any acceleration of the Loan in accordance with Article VI) which results in a Lender receiving any amount on account of the principal of its portion of the Loan prior to the scheduled payment date therefor.

"Margin Stock" shall have the meaning assigned to such term in Regulation U.

"Market Disruption Loan" shall mean a Loan, the rate of interest applicable to which is based upon the Market Disruption Rate, and the Applicable Margin with respect thereto shall be the same as the Applicable Margin then applicable to a Eurodollar Loan; provided that, other than with respect to the rate of interest and Applicable Margin applicable thereto, a Market Disruption Loan shall for all purposes hereunder and under the other Loan Documents be treated as an ABR Loan.

"Market Disruption Rate" shall mean, for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to, in the reasonable discretion of the Administrative Agent, either (i) the Alternate Base Rate for such day or (ii) the rate for such day reasonably determined by the Administrative Agent to be the cost of funds of representative participating members in the interbank eurodollar market selected by the Administrative Agent (which may include Lenders) for maintaining loans similar to a Market Disruption Loan. Any change in the Market Disruption Rate shall be effective as of the opening of business on the effective day of any change in the relevant component of the Market Disruption Rate.

"Material Adverse Effect" shall mean (a) a material adverse effect on the business, operations, properties or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Borrower to fully and timely perform any of its obligations under any Loan Document; or (c) material impairment of the rights of or benefits or remedies available to the Lenders under any Loan Document.

"Material Subsidiary" means, at any time, any Subsidiary of the Borrower that, on a consolidated basis with its Subsidiaries, has shareholders' equity of greater than 20% of total shareholders' equity of the Borrower and its Subsidiaries.

"Maturity Date" shall mean, in respect of the Loan, the date set forth in the Loan Schedule.

"Maximum Rate" shall have the meaning assigned to such term in Section 8.14.

"MNPI" shall have the meaning assigned to such term in Section 8.01(d).

"Multiemployer Plan" shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

"Non-Recourse Indebtedness" means Indebtedness for which the recourse of the lender for non-payment is limited to (i) such lender's Liens on a particular asset or group of assets or (ii) a single Person or group of Persons that own only a particular asset or group of assets (and in any event shall include Indebtedness incurred as part of an acquisition of a portfolio of assets whereby one pool of assets within such portfolio is financed separately from another pool of assets within such portfolio and such Indebtedness is recourse to both pools of assets within such portfolio, so long as such Indebtedness has recourse only to the assets within such portfolio); provided that customary "bad acts" guarantees, environmental guarantees and similar agreements shall not constitute recourse.

"Obligations" shall mean (a) obligations of Borrower from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower under or pursuant to this Agreement and the other Loan Documents.

"OFAC" shall have the meaning set forth in the definition of "Embargoed Person."

"Officers' Certificate" shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president or one of the Financial Officers, each in his or her official (and not individual) capacity.

"Organizational Documents" shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

"Other Connection Taxes" shall mean, with respect to any recipient of any payment to be made by or on account of Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, or Loan Document).

"Other Credit Agreement" means each credit agreement (other than this Agreement) substantially similar to this Agreement, that is entered into among the Company, the Lenders party thereto and UBS AG, Stamford Branch, as administrative agent thereunder.

"Other Taxes" shall mean all present or future stamp or documentary Taxes or any other excise, property or similar Taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (and any interest, additions to Tax or penalties applicable thereto) except any such Taxes that are Other Connection Taxes.

"Participant" shall have the meaning assigned to such term in Section 8.04(d).

"Participant Register" shall have the meaning assigned to such term in Section 8.04(d).

"PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

"Permitted Liens" shall have the meaning assigned to such term in Section 5.02.

"person" shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

"Prepayment Premium" shall mean, in relation to any Make-Whole Event with respect to the Loan, for each Lender, an amount equal to (a) if such Make-Whole Event occurs at any time from and including the Closing Date to and including the one-year anniversary of the Closing Date, 1.0% of the aggregate outstanding principal amount of the portion of such Lender's Loan that is to be prepaid in connection with such Make-Whole Event, (b) if such Make-Whole Event occurs at any time after the one year anniversary of the Closing Date to and including the two-year anniversary of the Closing Date, 0.50% of the aggregate outstanding principal amount of the portion of such Lender's Loan that is to be prepaid in connection with such Make-Whole Event, and (c) if such Make-Whole Event occurs at any time after the two-year anniversary of the Closing Date, zero.

"Principal Amount" shall mean, in respect of the Loan, the date set forth in the Loan Schedule.

"Private Side Communications" shall have the meaning assigned to such term in Section 8.01(d).

"Private Siders" shall have the meaning assigned to such term in Section 8.01(d).

"property" shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

"Public Siders" shall have the meaning assigned to such term in Section 8.01(d).

"Quarterly Date" means the 19th day of each March, June, September and December in each year (or, if any such day is not a Business Day, the next succeeding Business Day).

"Real Property" shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

"Refinancing Indebtedness" means Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Cut-Off Date or incurred in compliance with this Agreement including Indebtedness of Borrower used to refinance Refinancing Indebtedness; provided that:

(a)          the Refinancing Indebtedness has a stated maturity at the time such Refinancing Indebtedness is incurred that is the same as or greater than the stated maturity of the Indebtedness being refinanced; and

(b)          such Refinancing Indebtedness is incurred in an aggregate amount that is equal to or less than the sum of the aggregate amount then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith).

"Register" shall have the meaning assigned to such term in Section 8.04(c).

"Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Regulation S-X" shall mean Regulation S-X promulgated under the Securities Act.

"Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Related Parties" shall mean, with respect to any person, such person's Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person's Affiliates.

"Release" shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

"Required Lenders" shall mean, at any time, Lenders having more than 50% of the principal amount of the Loan outstanding at such time.

"Requirements of Law" shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.

"Response" shall mean (a) "response" as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

"Responsible Officer" of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

"Sarbanes-Oxley Act" shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

"Securities Act" shall mean the Securities Act of 1933.

"Single Employer Plan" means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

"Statutory Reserves" shall mean for any Interest Period for a Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against "Eurocurrency liabilities" (as such term is used in Regulation D. A Eurodollar Loan shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

"Subsidiary" shall mean, as to any Person, a corporation, partnership, limited liability company, trust, estate or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context requires otherwise, "Subsidiary" refers to a Subsidiary of Borrower.

"Succession Event Determination" shall have the meaning given in the 2003 ISDA Credit Derivatives Definitions as published by the International Swaps and Derivatives Association, Inc.

"Tax Return" shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

"Taxes" shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Transactions" shall mean, collectively, the transactions to occur on or prior to the Borrowing Date pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the Borrowing hereunder; and (b) the payment of all fees and expenses to be paid on or prior to the Borrowing Date and owing in connection with the foregoing.

"Turn-Over Subsidiary" means any Subsidiary of the Borrower that: (i) is a borrower of Non-Recourse Indebtedness that has either matured or is subject to an event of default or equivalent condition beyond the applicable grace period, if any, provided therefor and such event of default or equivalent condition has caused the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders), to accelerate such Non-Recourse Indebtedness; (ii) has holders of such Non-Recourse Indebtedness (or a trustee or agent on behalf of such holders) that have initiated foreclosure proceedings against the collateral securing such Non-Recourse Indebtedness (a "Non-Recourse Indebtedness Foreclosure"); and (iii) has advised Administrative Agent in writing that either it does not intend to contest such Non-Recourse Indebtedness Foreclosure or intends to convey the collateral subject to such Non-Recourse Indebtedness Foreclosure to the holders of such Indebtedness.

"Type," refers to whether the rate of interest on the Loan is a Fixed Rate or is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

"UCC" shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

"United States" shall mean the United States of America.

"USA PATRIOT Act" shall have the meaning set forth in the definition of "Anti- Money Laundering Laws."

"Voting Stock" shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

"Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02      Classification of Loan.

For purposes of this Agreement, references to a Type of Loan (e.g., a "Eurodollar Loan") shall apply to the Loan if the Loan is of that Type, or otherwise as the context requires.

SECTION 1.03      Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in the other Loan Documents), (b) any reference herein to any person shall be construed to include such person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract.

SECTION 1.04      Accounting Terms; GAAP.

(a)          Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the Cut-Off Date unless otherwise agreed to by Borrower and the Required Lenders.

(b)          Notwithstanding any other provision contained herein, all terms of an accounting or financial nature shall be construed, and all computations of amounts and ratios referred to in, and determinations of compliance with the provisions hereof shall be made without giving effect to any election under FASB Accounting Standards Codification 825 (or any other part of FASB Accounting Standards Codification having a similar result or effect) for purposes of valuing any Indebtedness or other liabilities of Borrower or any Subsidiary of any Borrower at "fair value" or to include any gain or loss attributable thereto in the calculation of net income (or loss) of Borrower or any Subsidiary of Borrower.

ARTICLE II

THE CREDITS

SECTION 2.01      Reserved.

SECTION 2.02      The Loan.

(a)          Subject to the terms and conditions herein, the Lenders shall make a Loan to Borrower on the Borrowing Date with the Principal Amount, Maturity Date, Type and Applicable Margin or Fixed Rate (as applicable) set forth in the Loan Schedule. The Loan Schedule shall set forth the portion of the Principal Amount of the Loan that each Lender has agreed to fund (such Lender's "portion").

(b)          Each Lender shall fund its portion of the Loan on the Borrowing Date by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as designated therefor by Borrower in a notice to the Administrative Agent or, if the Borrowing shall not occur on such date because any condition precedent to the Borrowing shall not have been met, return the amounts so received to the respective Lenders.

(c)          Unless the Administrative Agent shall have received notice from a Lender prior to the Borrowing Date that such Lender will not make available to the Administrative Agent such Lender's portion of the Loan, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of the Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to

Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loan and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's portion of the Loan for purposes of this Agreement, and Borrower's obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(c) shall cease.

SECTION 2.03      Evidence of Debt; Repayment of the Loan.

(a)          Promise to Repay.    Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, each Lender's portion of the principal amount of the Loan as provided in Section 2.07.

(b)          Lender and Administrative Agent Records.    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from the portion of the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain records including (i) the amount of the Loan made hereunder, Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal, interest, Make-Whole Amount, Prepayment Premium or Breakage Costs due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof. The entries made in the records maintained by the Administrative Agent and each Lender pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the Loan in accordance with its terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

SECTION 2.04      Administrative Agent Fees.

Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the "Administrative Agent Fees"). Once paid, none of the Administrative Agent Fees shall be refundable under any circumstances.

SECTION 2.05      Interest Based on Type of Loan.

(a)          Eurodollar Loan.   Subject to the provisions of Section 2.05(d), if the Loan is a Eurodollar Loan, the Loan shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for the Loan plus the Applicable Margin.

(b)          Fixed Rate Loan.   Subject to the provisions of Section 2.05(d), if the Loan is a Fixed Rate Loan, the Loan shall bear interest at the Fixed Rate.

(c)          ABR Loan.   Subject to the provisions of Section 2.05(d), if the Loan is converted to an ABR Loan, the Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin, during the period for which the Loan remains an ABR Loan.

(d)          Default Rate.   Notwithstanding the foregoing, if there is an Event of Default or if any principal of or interest on the Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to 2.0% plus the rate otherwise applicable to a Eurodollar Loan as provided in the preceding paragraphs of this Section 2.05 (the "Default Rate").

(e)          Interest Payment Dates.   Interest on the Loan shall be payable in advance on each Interest Payment Date for (in the case of Eurodollar Loans) the Interest Period commencing on such Interest Payment Date and (in the case of Fixed Rate Loans) for the period from such Interest Payment Date to but excluding the immediately following Interest Payment Date; provided that (i) interest accrued pursuant to Section 2.05(d) shall be payable on demand; (ii) in the event of any conversion of the Loan from a Eurodollar Loan to a Fixed Rate Loan prior to the end of the current Interest Period therefor, if the related Fixed Rate exceeds the rate of interest on such Eurodollar Loan for such Interest Period then the Borrower shall pay the additional interest thereon in advance, for the period from the date of such conversion to but excluding the immediately succeeding Interest Payment Date, on the effective date of such conversion; (iii) in the event of any conversion of the Loan from a Eurodollar Loan to a Fixed Rate Loan prior to the end of the current Interest Period therefor, if the related Fixed Rate is less than the rate of interest on such Eurodollar Loan for such Interest Period then the excess interest thereon shall be credited to reduce the amount of interest payable on the immediately succeeding Interest Payment Date; and (iv) interest accruing on ABR Loans shall be payable in advance based on the ABR as in effect on such Interest Payment Date (with any changes to such rate during the period from such Interest Payment Date to the immediately succeeding Interest Payment Date to be added to, or credited against, the amount of interest payable on such succeeding Interest Payment Date).

(f)           Interest Calculation.   All interest hereunder shall be computed on the basis of a year of 360 days (or 365 days in the case of an ABR Loan) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(g)          Currency for Payment of Interest.   All interest paid or payable pursuant to this Section 2.05 shall be paid in U.S. dollars.

SECTION 2.06      Interest Conversions.

(a)          Generally.   The Loan made on the Borrowing Date shall be either a Eurodollar Loan or a Fixed Rate Loan, which designation shall be specified in the Loan Schedule. If the

Loan is a Eurodollar Loan, Borrower may request to convert the Loan to a Fixed Rate Loan, as provided in Section 2.06(b).

(b)          Fixed Rate Conversion Request.   If the Loan is a Eurodollar Loan, by written notice to the Administrative Agent, Borrower may, from time to time, request a quotation (a "Fixed Rate Quotation Request") from all of the Lenders for a fixed rate conversion with respect to the Loan. Upon receipt of a Fixed Rate Quotation Request, the Lenders may, but shall be under no obligation to, provide interest rate quotes specifying a fixed rate of interest for the Eurodollar Loan. Such fixed rate shall be determined by the Lenders on the basis that the Eurodollar Loan to bear such rate shall mature on the originally scheduled Maturity Date of such Eurodollar Loan and with interest payable quarterly on the Interest Payment Dates (with such conversion to occur as of the last day of the then-current Interest Period applicable to the Eurodollar Loan). If the Lenders do elect to quote a fixed rate of interest in relation to such conversion, each Lender shall specify the costs and expenses that would be payable to such Lender in connection with such conversion ("Conversion Make-Whole Amounts"), which may at each Lender's option include the aggregate amount of losses or costs that would be incurred by such Lender as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position relating to the Eurodollar Loan. No such conversion shall be effective until the Lenders and the Administrative Agent make such changes to their records under Section 2.03(b) to reflect such conversion and unless Borrower pays to the Administrative Agent (for distribution to the Lenders) the related Conversion Make-Whole Amount. A Eurodollar Loan that is converted pursuant to this Section 2.06(b) shall constitute a "Fixed Rate Loan" for all purposes hereof (including, without limitation, prepayment) after such conversion. A conversion of a Eurodollar Loan to a Fixed Rate Loan shall be permanent.

Promptly following receipt of an Fixed Rate Quotation Request, the Administrative Agent shall advise each Lender of the details thereof.

(c)          Automatic Conversion to ABR Loan.   Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that, if the Loan is a Eurodollar Loan (i) the Loan may not be continued as a Eurodollar Loan, and (ii) unless repaid, the Loan shall be converted to an ABR Loan at the end of the Interest Period applicable thereto.

SECTION 2.07      Maturity of the Loan.

Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the Maturity Date designated in the Loan Schedule (or if any such date is not a Business Day, on the immediately succeeding Business Day) the outstanding principal amount of the Loan (without prejudice to the Borrower's obligations hereunder and under the other Loan Documents to pay all other accrued and unpaid amounts then owing to the Lenders hereunder and thereunder).

SECTION 2.08      Optional and Mandatory Prepayments.

(a)          Optional Prepayments.   Borrower shall have the right at any time and from time to time to prepay the Loan, in whole or in part, subject to the requirements of this Section 2.08; provided that each partial prepayment shall be in an amount (i) that is an integral multiple of

$1,000,000 and not less than $10,000,000 or, if less, the outstanding principal amount of the Loan, and (ii) that shall include all accrued and unpaid interest thereon to the prepayment date, the Make-Whole Amount, Prepayment Premium and the Breakage Costs (if any) with respect to the Loan.

(b)          Mandatory Prepayment.   In the event that a Credit Event Determination or a Succession Event Determination occurs with respect to the Borrower, the principal amount of the Loan then outstanding, and accrued interest on the Loan, and all other amounts payable by Borrower hereunder, together with the Make-Whole Amount, Prepayment Premium and any Breakage Costs shall automatically become immediately due and payable without demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower.

(c)          Prepayment Upon a Change in Control.   If any Change in Control occurs, then Borrower will promptly notify the Administrative Agent (who shall notify each Lender) of such Change in Control and the date upon which it occurred. If any Lender then outstanding furnishes a written request for prepayment of all or any portion of the Loan held by such Lender to the Administrative Agent not more than 10 days after receipt by such Lender of such notice of such Change in Control from the Administrative Agent, Borrower will prepay all or any such portion of the Loan then held by such Lender, as stated in such written request, at one hundred percent (100%) of the principal amount so prepaid plus accrued and unpaid interest thereon to the prepayment date, the Make-Whole Amount, Prepayment Premium and the Breakage Costs, if any, with respect to such portion of the Loan. Each such prepayment shall occur on the date that is 30 days after Borrower receives the request for repayment from a Lender, unless Borrower and such Lender agree to a different date. Each notice from the Administrative Agent pursuant to this Section 2.08(c) shall make explicit reference to this Section 2.08(c) and shall state that the right of the Lenders to require prepayment thereof must be exercised within 10 days of the receipt of such notice.

(d)          Application of Prepayments.   Prior to any optional prepayment hereunder, Borrower shall specify the portion of the Loan to be prepaid in the notice of such prepayment pursuant to Section 2.08(e), subject to the provisions of this Section 2.08(d). In the event of any optional prepayment, the aggregate amount of such prepayment shall be allocated between each Lender pro rata based on the portion of the Loan each Lender holds over the aggregate principal amount of outstanding of the Loan. Notwithstanding the foregoing any Lender may elect, by written notice to the Administrative Agent at least one Business Day prior to the prepayment date, to decline any prepayment of its portion of the Loan, pursuant to this Section 2.08, in which case the aggregate amount of the prepayment that would have been applied to prepay such Lender's portion, but was so declined shall be ratably offered to each Lender that initially accepted such prepayment.

(e)          Notice of Prepayment.   Borrower shall notify the Administrative Agent by written notice of any optional prepayment hereunder not less than 5 days prior to the date of such prepayment. Each such notice shall be irrevocable; provided, that any such notice may be conditioned on the consummation of a refinancing or other transaction and may be rescinded or postponed on or prior to the proposed prepayment date if such refinancing or other transaction is not consummated or is delayed. Each such notice shall specify the prepayment date, the principal amount and accrued interest of the Loan or portion thereof to be prepaid and a reasonably detailed calculation of the amounts owing in respect of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof, and each Lender shall specify to the Administrative Agent the amount of any Make-Whole and/or Breakage Costs resulting from such prepayment.

(f)           Make-Whole Amounts and Prepayment Premium.   Upon the occurrence of (i) any event (including any prepayment of the Loan pursuant to this Section 2.08 or any acceleration of the Loan in accordance with Section 6.01) which results in any Lender receiving any amount on account of the principal amount of its portion of the Loan prior to the scheduled payment date therefor, or (ii) any default in the making of any payment or prepayment required to be made in respect of any Lender's portion of the Loan, Borrower shall owe any such affected Lender a Make-Whole Amount and Prepayment Premium with respect to such portion.

SECTION 2.09      Alternate Rate of Interest.

(a)          If the Loan is a Eurodollar Loan, and prior to the commencement of any Interest Period:

(i)          the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(ii)         the Administrative Agent determines or is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their portions of the Loan for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the Loan shall be converted, on the last day of the then-current Interest Period, to a Market Disruption Loan. In such an event, the Loan shall continue as a Market Disruption Loan until such time as the Administrative Agent has determined that adequate and reasonable means exist for ascertaining the Adjusted LIBOR Rate for the related Interest Period. Upon any such determination by the Administrative Agent, the Administrative Agent shall promptly deliver to Borrower and the Lenders written notice thereof, and on the first day of the next succeeding Interest Period, the Loan shall bear interest at its original Adjusted LIBOR Rate.

(b)          Illegality.   Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to extend credit at the Adjusted LIBOR Rate or to give effect to its obligations as contemplated hereby with respect to any extension of credit at the Adjusted LIBOR Rate and the Loan is a Eurodollar Loan, then (x) such Lender shall promptly deliver to the Administrative Agent (who shall in turn provide to Borrower) a certificate notifying the Administrative Agent of such circumstances and setting forth the Alternative Base Rate that would be applicable to such Lender's portion of the Loan if Borrower converted such portion of the Loan to an ABR Loan (which notice shall be withdrawn when such Lender determines in good faith that such circumstances no longer exist), (y) the obligation of such Lender to continue extending credit at the Adjusted LIBOR Rate shall forthwith be cancelled and its portion of the Loan shall be converted to an ABR Loan until such time as it shall no longer be unlawful for such Lender to extend credit at the LIBOR Rate, and until such time, such Lender shall then be obligated only to extend credit at the Alternative Base Rate.

SECTION 2.10      Yield Protection.

(a)          Increased Costs Generally.   If the Loan is a Eurodollar Loan, and any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate); or

(ii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the portion of the Loan made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining its portion of the Loan (or of maintaining its obligation to make any such portion of the Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)          Capital Requirements.   If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, or the portion of the Loan made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

(c)          Certificates for Reimbursement.   A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.10 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)          Delay in Requests.   Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender's right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.11      Breakage Costs.

If the Loan is a Eurodollar Loan, in the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of the Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default) or (b) the conversion of the Loan to a Fixed Rate Loan earlier than the last day of the Interest Period applicable thereto, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Lender's portion of the Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such portion of the Loan, for the period from the date of such event to the last day of the then current Interest Period therefor over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. The amounts described to in this paragraph, shall be referred to herein collectively as "Breakage Costs". A certificate of any Lender setting forth in reasonable detail any Breakage Costs that such Lender is entitled to receive pursuant to this Section 2.11 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.12      Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)          Payments Generally.   Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.06(b), 2.08(f), 2.10, 2.11, 2.13 or 8.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford Connecticut 06901. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b)          Pro Rata Treatment.   Each payment by Borrower of interest in respect of the Loan shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(c)          Sharing of Set-Off.   If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its portion of the Loan or other Obligations resulting in such Lender's receiving payment of a proportion of the aggregate amount of its portion of the Loan and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loan and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Loan and other amounts owing them, provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)          the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loan to any assignee or participant, other than to any Subsidiary of Borrower (as to which the provisions of this paragraph (c) shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower's rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d)          Borrower Default.   Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.13      Taxes.

(a)          Payments Free of Taxes.   Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased by the Borrower as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)          Payment of Other Taxes by Borrower.   Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)          Payment Upon Change in Law.   If any change in law shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, or any portion of the Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes/Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes and the imposition of, or any change in the rate of, any Excluded Tax/Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining its portion of the Loan (or of maintaining its obligation to make any such portion of the Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(d)          Indemnification by Borrower.   Borrower shall indemnify the Administrative Agent and each Lender, within 15 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Evidence of Payments.   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the

Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)           Status of Lenders.   Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to Borrower and to the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the above two sentences, in the case of any Taxes that are not U.S. federal withholding taxes, the completion, execution and submission of non-U.S. federal forms shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would be disadvantageous to such Lender in any material respect.

Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it may lawfully do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)          duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(iii)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender's conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN-E (or any successor forms),

(iv)         to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an

Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN-E, a certificate in substantially the form of Exhibit B, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of Exhibit B, on behalf of such beneficial owner(s), or

(v)          any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Foreign Lender's circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender's status or that such Foreign Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

Any Lender that is not a Foreign Lender shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 (or any successor form(s)) certifying that it is not subject to backup withholding.

(g)          If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA and the rules and regulations promulgated pursuant thereto if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(h)          Treatment of Certain Refunds.   If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been imposed in the first instance.

(i)           Payments.   For purposes of this Section 2.13, any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from Borrower on behalf of such Lender shall be treated as a payment from Borrower to such Lender.

SECTION 2.14      Mitigation Obligations.

(a)          Designation of a Different Lending Office.    If any Lender requests compensation under Section 2.10, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its portion of the Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

SECTION 3.01      Organization; Powers.

The Borrower (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, with exceptions in each case that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of the Borrower or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder except defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02      Authorization; Enforceability.

The Transactions to be entered into by Borrower are within Borrower's powers and have been duly authorized by all necessary action on the part of Borrower. This Agreement has been duly executed and delivered by Borrower and constitutes, and each other Loan Document to which Borrower is to be a party, when executed and delivered by Borrower, will constitute, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03      No Conflicts.

The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of the Borrower, (c) will not violate any Requirements of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon the Borrower or its property, or give rise to a right thereunder to require any payment to be made by the Borrower, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of the Borrower, except Permitted Liens.

SECTION 3.04      Material Adverse Changes.

Since the Cut-Off Date nothing has occurred with respect to Borrower that has had a Material Adverse Effect.

SECTION 3.05      Properties.

Generally.   The Borrower has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Borrower, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Borrower as presently conducted.

SECTION 3.06      Intellectual Property.

(a)          Ownership/No Claims.   The Borrower owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property"), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07      Litigation; Compliance with Laws.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any business, property or rights of the Borrower (i) that involve any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Neither the Borrower nor any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Borrower's Real Property or is in default with respect to any Requirements of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08      Agreements.

The Borrower is not a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. The Borrower is not in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

SECTION 3.09      Federal Reserve Regulations.

The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of the Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.10      Investment Company Act.

The Borrower is not subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. The Borrower is not a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

SECTION 3.11      Use of Proceeds.

Borrower will use the proceeds of the Loan made on the Borrowing Date for general corporate purposes.

SECTION 3.12      Taxes.

The Borrower has (a) timely filed or caused to be timely filed all U.S. federal income Tax Returns and all material state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects, (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect and (c) satisfied all of its withholding Tax obligations except for failures that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. The Borrower has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. The Borrower is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.13      No Material Misstatements.

No information, report, financial statement, certificate, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (excluding projections), taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading as of the date such information is dated or certified; provided that any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made.

SECTION 3.14      Solvency.

Immediately after the consummation of the Transactions to occur on the Borrowing Date and immediately following the making of the Loan and after giving effect to the application of the proceeds of the Loan, (a) the fair value of the properties of Borrower will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrower will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Borrowing Date. For the avoidance of doubt, determinations in this Section 3.14 shall not be made for the Borrower on a consolidated basis with its Subsidiaries.

SECTION 3.15      Labor Matters.

As of the Borrowing Date, there are no strikes, lockouts or slowdowns against the Borrower pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower is bound that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.16      Reserved.

SECTION 3.17      Employee Benefit Plans.

The Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except as could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the actuarial assumptions used for funding purposes in the most recent actuarial valuation for such Plans) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the property of all such underfunded Plans. To the knowledge of the Borrower, using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18      Environmental Matters.

(a)          Except as could not reasonably be expected to have a Material Adverse Effect, the properties, assets and operations of the Borrower are in compliance with all applicable Environmental Laws.

(b)          With respect to the Borrower's properties, assets and operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Borrower that may interfere with or prevent compliance or continued compliance with applicable Environmental Laws or otherwise result in liability to the Borrower pursuant to applicable

Environmental Law, in each case in a manner that could reasonably be expected to have a Material Adverse Effect.

(c)          Except as could not reasonably be expected to have a Material Adverse Effect, (i) to the Borrower's knowledge, the Borrower is not the subject of any federal, state, local or foreign investigation pursuant to Environmental Laws, (ii) the Borrower has not received any written notice or claim pursuant to Environmental Laws, and (iii) there are no pending, or, to the knowledge of the Borrower, threatened actions, suits or proceedings against the Borrower, or its properties, assets or operations, in connection with any Environmental Laws.

SECTION 3.19      Insurance.

All insurance maintained by the Borrower is in full force and effect, all premiums have been duly paid, the Borrower has not received notice of violation or cancellation thereof, all properties, and the use, occupancy and operation thereof, comply in all material respects with all requirements of insurance policies, and there exists no default under any such requirement. The Borrower has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20      Anti-Terrorism and Anti-Money Laundering Laws.

(a)          None of Borrower, its Subsidiaries and, to the knowledge of Borrower, its Affiliates and none of the respective officers, directors, brokers or agents of Borrower or such Subsidiaries (i) has violated or is in violation in any material respect of Anti-Terrorism Laws or Anti-Money Laundering Laws or (ii) has been convicted of, has been charged with, or is under investigation by, a Governmental Authority for violations of Anti-Terrorism Laws or Anti-Money Laundering Laws.

(b)          The funds used by the Borrower to make payments hereunder to the Administrative Agent, or the Lenders will, to the knowledge of Borrower, not be derived from activities by the Borrower that violate Anti-Terrorism Laws or Anti-Money Laundering.

(c)          None of Borrower, its Subsidiaries and, to the knowledge of Borrower, its Affiliates and the respective officers, directors, brokers or agents of Borrower or such Subsidiary is acting or benefiting in any capacity in connection with the Loan is an Embargoed Person, is a shell bank or is subject to special measures because of money laundering concerns under Section 311 of the USA PATRIOT Act and its implementing regulations.

(d)          None of Borrower, its Subsidiaries and, to the knowledge of Borrower, its Affiliates and none of the respective officers, directors, brokers or agents of Borrower or such Subsidiaries acting or benefiting in any capacity in connection with the Loan (i) directly conducts any business or engages in making or receiving any contribution of funds, goods or services to any Embargoed Person, (ii) deals in, or otherwise engages in any transaction involving, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

SECTION 3.21      Foreign Corrupt Practices.

Neither Borrower nor any of its Subsidiaries, nor any director, officer, or employee, nor, to Borrower's knowledge, any agent or representative of Borrower or any of its Subsidiaries, has taken or will take any action with the proceeds of the Loan in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any "government official" (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage in each case in material violation of applicable laws; and Borrower and its Subsidiaries have conducted their businesses in material compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower warrants, covenants and agrees with each Lender that until the principal of and interest on the Loan, all Administrative Agent Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (except contingent amounts such as indemnities), unless the Required Lenders shall otherwise consent in writing, Borrower will:

SECTION 4.01      Financial Statements, Reports, etc.

Furnish to the Administrative Agent and each Lender:

(a)          Annual Reports.   As soon as available, but in any event not later than 20 days after required to be filed with the Commission at the end of each fiscal year of Borrower, a copy of the consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations and stockholders' equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Grant Thornton LLP, or another independent certified public accountants of nationally recognized standing.

(b)          Quarterly Reports.   As soon as available, but in any event not later than 15 days after required to be filed with the Commission at the end of each of the first three quarterly periods of each fiscal year of Borrower, the unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations for such quarter and the portion of the fiscal year through the end of such quarter and of cash flows of Borrower and its consolidated Subsidiaries for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by an Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

(c)          Financial Officer's Certificate.   Within 90 days after the end of each fiscal year, a certificate of a Responsible Officer (which Responsible Officer shall be the principal executive officer, principal financial officer or principal accounting officer of Borrower), stating that a review of the activities of Borrower during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether Borrower has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating that, to the best of his or her knowledge Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Borrower is taking or proposes to take with respect thereto).

(d)          Public Reports.   Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission (the "SEC"), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be.

(e)          Other Information.   Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Notwithstanding the foregoing, the financial statements and other reports filed with or furnished to the SEC by Borrower and/or made available by Borrower on its website shall be deemed delivered under this Agreement.

SECTION 4.02      Litigation and Other Notices.

Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within five Business Days after obtaining knowledge thereof);

(a)          any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)          any default or event of default under any Contractual Obligation of the Company if the same could reasonably be expected to have a Material Adverse Effect;

(c)          the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect, or (ii) with respect to any Loan Document; and

(d)          the following events, as soon as possible and in any event within 30 days after Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any reportable event with respect to any Single Employer Plan, any determination that a Single Employer Plan is in "at risk" status (within the meaning of Section 430 of the Code or Section 303 of ERISA), or any withdrawal from, or the termination, bankruptcy, reorganization or insolvency of, any Multiemployer Plan or determination that any Multiemployer Plan is in "endangered" or "critical" status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Borrower, any Commonly Controlled Entity with respect to the withdrawal from, or the termination, of, any Single Employer Plan (other than the termination of any Single Employer Plan pursuant to Section 4041(b) of ERISA); where, in connection with any of the foregoing in (i) or (ii), the amount of liability the Borrower or any Commonly Controlled Entity could reasonably be expected to have would reasonably be expected to cause a Material Adverse Effect; and

Each notice pursuant to this Section 4.02 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

SECTION 4.03      Existence; Businesses and Properties.

(a)          Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 5.04.

(b)          Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except in each case where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases and Loan Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 4.03(b) shall prevent (i) sales of property, consolidations or mergers in accordance with Section 5.04; (ii) the withdrawal of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (iii) the abandonment of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable; or (iv) any other act or omission that could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.04      Maintenance of Property.

(a)          Generally.   Keep all property necessary in its business in good working order and condition except to the extent that failure to do so could not, in the aggregate, be reasonably expected to have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are adequate for conducting its business; and furnish to the Administrative Agent full information as to the insurance carried.

SECTION 4.05      Obligations and Taxes.

(a)          Payment of Obligations.   Pay its Indebtedness and other obligations promptly and in accordance with the their terms (except for instances of non-payment that would not constitute an Event of Default under Section 6.01(f) (determined, in the case of any such obligations that do not constitute Indebtedness, as if such other obligations did constitute Indebtedness solely for purposes of said Section 6.01(f)) and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the Borrower shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien, and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b)          Filing of Returns.   Timely and correctly file all material Tax Returns required to be filed by it and withhold, collect and remit all material Taxes that it is required to collect, withhold or remit except in each case where failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.06      Maintaining Records; Access to Properties and Inspections; Annual Meetings.

Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of the Borrower at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of the Borrower with the officers and employees thereof and advisors therefor (including independent accountants); provided that (i) so long as there is no Default or Event of Default then continuing, neither the Administrative Agent nor any Lender shall seek to inspect financial and accounting records during the period beginning on the 21st calendar day after each fiscal quarter end through the 42nd calendar day after such fiscal quarter end and (ii) unless an Event of Default has occurred and is continuing, the Borrower shall not be required to pay the expense of more than one such visit in any fiscal year.

SECTION 4.07      Use of Proceeds.

Use the proceeds of the Loan only for the purposes set forth in Section 3.11 and not in violation of Section 3.09.

SECTION 4.08      Compliance with Environmental Laws; Environmental Reports.

(a)          Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by the Borrower to comply, in all respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws, in each case except for instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect; provided that the Borrower shall not be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

ARTICLE V

NEGATIVE COVENANTS

Borrower warrants, covenants and agrees with each Lender that, so long as the principal of and interest on the Loan, all Administrative Agent Fees and all other expenses or amounts payable under any Loan Document (except contingent amounts such as indemnities) have been paid in full, unless the Required Lenders shall otherwise consent in writing, Borrower will not:

SECTION 5.01      Indebtedness.

Directly or indirectly create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of ("incur") any Indebtedness (including, without limitation, Acquired Indebtedness), except the following (collectively, the "Permitted Indebtedness"):

(a)          Indebtedness incurred under this Agreement, the other Loan Documents and each Other Credit Agreement, in an aggregate amount not to exceed $500,000,000;

(b)          intercompany Indebtedness owed to any Subsidiary provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;

(c)          (i) Indebtedness existing on the Closing Date and listed on Schedule B and (ii) Refinancing Indebtedness incurred in respect thereof;

(d)          (i) Indebtedness with respect to capital leases, (ii) purchase money Indebtedness and (iii) Refinancing Indebtedness incurred in respect of the foregoing;

(e)          Indebtedness consisting of financing of insurance premiums in the ordinary course of business;

(f)           cash management obligations and other Indebtedness in respect of endorsements for collection or deposit, netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts; provided that such Indebtedness is extinguished within ten (10) Business Days after its incurrence;

(g)          Indebtedness consisting of (i) take-or-pay obligations contained in utility supply arrangements and (ii) customary indemnification obligations, in each case, incurred in the ordinary course of business and not in connection with debt for money borrowed;

(h)          letters of credit, bank guaranties or similar instruments in support of obligations in respect of workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or capital leases);

(i)           Indebtedness arising from agreements providing for indemnification, adjustment of purchase or acquisition price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets (including Equity Interests);

(j)           Indebtedness representing deferred compensation to directors, officers, employees, members of management and consultants in the ordinary course of business;

(k)          Indebtedness in respect of bankers' acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(l)           to the extent constituting Indebtedness, investments in repurchase agreements constituting Cash Equivalents;

(m)         Indebtedness incurred under customary "bad acts" guarantees, environmental guarantees and similar agreements; and

(n)          to the extent constituting Indebtedness, all premiums (if any), interest, fees, expenses, charges and additional or contingent interest on Indebtedness described in clauses (a) through (m) above;

provided that, notwithstanding the foregoing, if no Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Borrower may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Fixed Charge Coverage Ratio is equal to or greater than 1.50 to 1.00.

For purposes of this Section 5.01, accrued interest or dividends, accretion of accreted value, accretion or accrual of original issue discount, the payment of interest in the form of additional Indebtedness or the payment of dividends in the form of additional capital stock, or the reclassification of obligations as Indebtedness because of a change in GAAP will not be treated as the incurrence of Indebtedness. The amount of Indebtedness outstanding at any date will be (a) the accreted value of Indebtedness issued with original issue discount and, (b) the principal amount, or liquidation preference, of any other Indebtedness. The maximum amount of permitted Indebtedness that Borrower may incur will not be deemed violated because of fluctuations in currency exchange rates.

SECTION 5.02      Liens.

Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the "Permitted Liens"):

(a)          Liens for Taxes, assessments, utilities or governmental charges not yet due and payable or that are the subject of a good faith contest;

(b)          statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business;

(c)          Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or capital leases);

(d)          Liens on property of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by the Borrower, provided that such Liens were not in existence prior to, and were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower and the replacement, renewal or extension thereof; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the date that such Person is merged into or consolidated with or otherwise acquired by the Borrower, except for products and proceeds of the foregoing;

(e)          Liens on property existing at the time of acquisition thereof by the Borrower; provided that such Liens were in existence prior to, and were not created in contemplation of, such acquisition and do not extend to any assets other than property acquired and the replacement, renewal or extension thereof; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the date of acquisition thereof, except for products and proceeds of the foregoing;

(f)           easements, reciprocal easement agreements, rights-of-way, restrictions, encroachments, outstanding mineral and royalty interests, minor defects or irregularities in title, and other similar encumbrances in each case which do not interfere in any material respect with the ordinary conduct of the business of the Borrower;

(g)          any interest or title of a lessor or sublessor under any lease not prohibited hereunder;

(h)          purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of property entered into in the ordinary course of business;

(i)           any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(j)           licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Borrower in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower;

(k)          Liens described in Schedule 5.02 and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with Refinancing Indebtedness pursuant to Section 5.01(a) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 5.02)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the date hereof, except for products and proceeds of the foregoing;

(l)           Liens securing Indebtedness permitted pursuant to Section 5.01(d); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness; provided, that individual financings otherwise permitted to be secured hereunder may be cross collateralized to other such financings;

(m)         Liens securing Indebtedness permitted to be incurred under the proviso to Section 5.01; provided that such secured Indebtedness does not exceed, in the aggregate, the greater of (i) 7.5% of the Borrower's consolidated total assets plus accumulated depreciation and amortization and (ii) $500,000,000;

(n)          Liens on Equity Interests of any Subsidiary or joint venture securing obligations arising in favor of other holders of Equity Interests of such Person pursuant to agreements governing such Person;

(o)          Liens securing judgments that do not constitute an Event of Default under Section 6.01(i);

(p)          Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks in the ordinary course of business not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, (iii) relating to purchase orders and other agreements entered into with customers in the ordinary course of business and (iv) attaching to brokerage accounts incurred in the ordinary course of business;

(q)          Liens in respect of leases, subleases, licenses, sublicenses or other occupancy agreements of property in the ordinary course of business;

(r)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)          Liens securing Derivative Transactions, provided that such Derivative Transactions are not entered into for speculative purposes;

(t)          deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u)          (i) Liens on advances of Cash or Cash Equivalents in favor of the seller of any property to be acquired to be applied against the purchase price for such transaction, (ii) Liens consisting of an agreement in respect of any sale of assets; provided that such Liens attach solely to the property subject to such sale of assets and (iii) earnest money deposits of Cash or Cash Equivalents in connection with any letter of intent or purchase agreement;

(v)          Liens deemed to exist in connection with repurchase agreements constituting Cash Equivalents; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement; and

(w)         other Liens securing Indebtedness in an aggregate amount not to exceed $25,000,000 at any time outstanding.

SECTION 5.03      Reserved.

SECTION 5.04      Limitation on Fundamental Changes.

Not directly or indirectly enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a)          any Subsidiary of Borrower may be merged or consolidated with or into Borrower (provided that Borrower shall be the continuing or surviving corporation); and

(b)          Borrower may be merged or consolidated with or into another Person; provided that (i) Borrower shall be the continuing or surviving corporation and no Default or Event of

Default shall have occurred and be continuing or would occur as a result thereof; and (ii) Borrower may not be merged or consolidated with or into any Subsidiary excepted as permitted in clause (a) above.

SECTION 5.05      Business.

Engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Cut-Off Date (or, in the good faith judgment of the Board of Directors, which are reasonably related or ancillary thereto or are reasonable extensions thereof).

SECTION 5.06      Limitation on Accounting Changes.

Make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP.

SECTION 5.07      Fiscal Year.

Change its fiscal year-end to a date other than December 31.

SECTION 5.08      Compliance with Anti-Terrorism and Anti-Money Laundering Laws.

(a)          Directly or indirectly, in connection with the Loan, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person in a manner that would constitute or give rise to a violation of any Anti-Terrorism law by the Borrower, any Lender or the Administrative Agent, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

(b)          Directly or indirectly, in connection with the Loan, cause or permit any of the funds of Borrower that are used to repay the Loan to be derived from any unlawful activity with the result that the making of the Loan or the repayment of the Loan would be in violation of any Anti-Terrorism Law, any Anti-Money Laundering Law or any other Requirements of Law.

(c)          Cause or consent to (i) an Embargoed Person to have any direct or indirect interest in or benefit of any nature whatsoever in Borrower or (ii) any of the funds or properties of Borrower that are used to repay the Loan to constitute property of, or be beneficially owned directly or indirectly by, an Embargoed Person.

(d)          Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming Borrower's compliance with this Section 5.08.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01      Events of Default.

Upon the occurrence and during the continuance of the following events ("Events of Default"):

(a)          default shall be made in the payment of any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)          default shall be made in the payment of any interest on the Loan or any Administrative Agent Fees or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(c)          any representation or warranty made or deemed made in or in connection with any Loan Document or the Loan, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; provided that if the Borrower did not know such representation, warranty, statement or other information was correct at the time made, the inaccuracy of such matter shall not constitute an Event of Default hereunder unless it continues to be incorrect for five (5) days or more after the earlier of (i) a Responsible Officer becoming aware of such default or (ii) receipt by the Borrower of notice from Administrative Agent or any Lender of such default;

(d)          default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 2.08(a), 2.08(c), 4.02(a), 4.03(a), or in Article V;

(e)          default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after the earlier of (i) written notice thereof from the Administrative Agent or any Lender to Borrower, and (ii) Borrower or any Responsible Officer obtaining actual knowledge thereof;

(f)           Borrower shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the Borrower; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $50,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by Borrower if such Hedging Obligations were terminated at such time);

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower or any Material Subsidiary, or of a substantial part of the property of Borrower or any Material Subsidiary, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Material Subsidiary or for a substantial part of the property of Borrower or any Material Subsidiary; or (iii) the winding-up or liquidation of Borrower; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; provided, however, that in the case of the foregoing clauses (i), (ii) and (iii), to the extent such involuntary proceeding or filing is against a Turn-Over Subsidiary and has not been consented to, solicited by, or colluded in by Borrower or its Subsidiaries, then such involuntary proceeding or filing shall not constitute an Event of Default hereunder;

(h)          Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Material Subsidiary or for a substantial part of the property of Borrower or any Material Subsidiary; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

(i)           one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against Borrower or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of Borrower to enforce any such judgment;

(j)           this Agreement or any other Loan Document ceases to be in full force and effect or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by Borrower or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or Borrower shall repudiate or deny any portion of its liability or obligation for the Obligations;

(k)          the occurrence of any "Failure to Pay", "Bankruptcy" or "Modified Restructuring" "Credit Event" has occurred (in each case as determined by the ISDA determinations committee) with respect to Borrower as "Reference Entity" and "Borrowed Money" as "Obligations" (with quoted terms having the meanings given to them in the 2003 ISDA Credit Derivatives Definitions as published by the International Swaps and Derivatives Association, Inc.); provided that the threshold amount for "Failure to Pay" shall be $50,000,000 and the threshold amount for "Modified Restructuring" shall be $50,000,000;

(l)           the occurrence of any "Credit Event Upon Merger" with respect to Borrower as "Reference Entity" (with quoted terms having the meanings given to them in the 2003 ISDA Credit Derivatives Definitions as published by the International Swaps and Derivatives Association, Inc.), as determined by the ISDA determinations committee; or

(m)         one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times declare the Loan then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Administrative Agent Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to an event described in paragraph (g) or (h) above, the principal of the Loan then outstanding, together with accrued interest thereon and any unpaid accrued Administrative Agent Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01      Appointment and Authority.

Each of the Lenders hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and Borrower shall not have rights as a third party beneficiary of any of such provisions.

SECTION 7.02      Rights as a Lender.

The Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as the Administrative Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03      Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(i)           be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)          have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii)         except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02) or (y) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 7.04      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of the Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

SECTION 7.05      Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as the Administrative Agent.

SECTION 7.06      Resignation of Agent.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with consent of the Borrower (such consent not to be unreasonably withheld and not to be required if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring

Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan, and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article VII and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 7.07      Non-Reliance on Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08      Withholding Tax.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 2.13(a) or (c), each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason

(including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 7.08. The agreements in this Section 7.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

SECTION 7.09      Reserved.

SECTION 7.10      Enforcement.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower under any bankruptcy or insolvency law.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01      Notices.

(a)          Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows:

(i)           if to Borrower at:

c/o NorthStar Realty Finance Corp.

399 Park Avenue, 18th Floor

New York, New York 10022

Attention: General Counsel

Phone: 212-547-2600

In each case, with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Robert Villani

Email: robert.villani@cliffordchance.com

Phone: 212-878-8214

(ii)          if to the Administrative Agent, to it at:

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: BPS Agency Group

Email: DL-UBSAgency@ubs.com

Tel: 203-719-4319

Fax: 203-719-4176

(iii)         if to a Lender, to it at its address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to Borrower and the Administrative Agent.

(b)          Electronic Communications.    Notices and other communications to the Lenders hereunder may (subject to the provisions of this Section 8.01) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including pursuant to the provisions of this Section 8.01); provided that approval of such procedures may be limited to particular notices or communications.

Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or the Lenders pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the "Communications"), by transmitting them in an electronic medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to Borrower from time to time or in such other form as the Administrative Agent shall require. In addition, Borrower agrees to continue to provide the Communications to the Administrative

Agent in the manner specified in this Agreement or any other Loan Document or in such other form as the Administrative Agent shall require. Nothing in this Section 8.01 shall prejudice the right of the Administrative Agent, any Lender or Borrower to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as the Administrative Agent shall require.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications (other than any such Communication that (i) relates to a request for a conversion of the Loan, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the Loan) by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

(c)          Platform.   Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar secure electronic transmission system (the "Platform"). The Platform is provided "as is" and "as available." The Administrative Agent do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to Borrower, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower's or the Administrative Agent's transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person's gross negligence or willful misconduct.

(d)          Public/Private.1    Borrower hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that Borrower identifies in writing is to be distributed to Private Siders only ("Private Side Communications"), and (ii) to Public Siders all Communications other than any Private Side Communication. Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI. Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith include MNPI. Borrower agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 4.01(a), (b), and (c) as Private Side Communications. "Private Siders" shall mean Lenders' employees and representatives who have declared that they are authorized to receive MNPI. "Public Siders" shall mean Lenders' employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Borrower's or its affiliates' securities or loans. "MNPI" shall mean material non-public information (within the meaning of United States federal securities laws) with respect to Borrower, its affiliates and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee's contact information) on such Lender's Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender's designee's e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Administrative Agent and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.

SECTION 8.02      Waivers; Amendment.

(a)          Generally.   No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of

1 TBD.

the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section 8.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b)          Required Consents.   Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement or any other Loan Document, pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent, with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i)           reduce the principal amount, Breakage Costs, Prepayment Premium or Make-Whole Amount, if any, of the Loan (except in connection with a payment contemplated by clause (v) below) or reduce the rate of interest thereon including by modification of any provision establishing a minimum rate (other than interest pursuant to Section 2.05(d), which may be waived by the Required Lenders), or reduce any Administrative Agent Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i));

(ii)          (A) change the Maturity Date of the Loan, or any scheduled date of payment (excluding Sections 2.08(b) and (c)) of or the installment otherwise due on the principal amount of the Loan under Section 2.07, or (B) reduce the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.05(c)), in any case, without the written consent of each Lender directly affected thereby;

(iii)         increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(iv)         permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(v)          change Section 2.12(b) or (c) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, without the written consent of each Lender directly affected thereby;

(vi)         change any provision of this Section 8.02(b) or (d), without the written consent of each Lender directly affected thereby;

(vii)        change the percentage set forth in the definition of "Required Lenders," or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(viii)       change the application of prepayments as among Lenders under Section 2.08(d), without the written consent of each Lender that is being allocated a lesser prepayment as a result thereof;

(ix)          subordinate the Obligations to any other obligation, without the written consent of each Lender;

(x)           change or waive any provision of Article VII as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the written consent of the Administrative Agent;

SECTION 8.03      Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses.   Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the establishment of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and including any costs and expenses of the service provider referred to in Section 7.03, or (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 8.03, or (B) in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b)          Indemnification by Borrower.   Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing persons (each such person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable fees, charges and disbursements of one counsel for all Indemnitees) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party in a suit, investigation, action or other legal proceeding arising out of, in connection with, or as a result of

(i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto (but excluding a claim brought by one Indemnitee against another Indemnitee); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)          Reimbursement by Lenders.   To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 8.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent). The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.12.

(d)          Waiver of Consequential Damages, Etc.   To the fullest extent permitted by applicable Requirements of Law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments.  All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.

SECTION 8.04      Successors and Assigns.

(a)          Successors and Assigns Generally.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 8.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 8.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders.

(i)           Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)         Borrower; provided that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided further that when required, Borrower's consent shall be deemed to have been given unless Borrower objects to such assignment within ten Business Days after receiving notice of such assignment;

(B)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(ii)          Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment of the entire remaining amount of the assigning Lender's portion of the Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5.0 million, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan assigned; and

(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 8.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.13 and 8.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.04(d).

(c)          Register.   The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations.   Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any person (other than a natural person or Borrower or any of its Affiliates) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion the Loan owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents;

provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (ii) of the first proviso to Section 8.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.13 (subject to such Participant satisfying the requirements of those Sections as if it were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant's interest in the Loan or other obligations under this Agreement (the "Participant Register"). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)          Limitations on Participant Rights.   A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.11 and 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent (not to be unreasonably withheld or delayed).

(f)           Certain Pledges.   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loan or any instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g)          Electronic Execution of Assignments.   The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.05      Survival of Agreement.

All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.10, 2.12, 2.13 and Article VII (other than Section 8.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan or the termination of this Agreement or any provision hereof.

SECTION 8.06      Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a "pdf" or "tif" document) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07      Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08      Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 8.09      Governing Law; Jurisdiction; Consent to Service of Process.

(a)          Governing Law.   This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)          Submission to Jurisdiction.   Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c)          Venue.   Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 8.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process.   Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 8.10      Waiver of Jury Trial.

Borrower hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 8.11      Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12      Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, "Information" means all information received from or on behalf of Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the Cut-Off Date, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 8.13      USA PATRIOT Act Notice and Customer Identification Information and Verification.

Each Lender that is subject to the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify Borrower that pursuant to the customer identification program and "know your customer" regulations and requirements of the Bank Secrecy Act, they are required to obtain information and documentation, verify identity, and record information that identifies Borrower, which information includes the name, street address and taxpayer or other government identification number (and other identifying information or documentation in the event this information is insufficient to comply with the information or verification requirements) that will allow such Lender or the Administrative Agent, as applicable, to identify and verify the identity of Borrower. This information and any documentation must be delivered to the Lenders and the Administrative Agent promptly upon request. This notice is given in accordance with the requirements of the Bank Secrecy Act and is effective as to the Lenders and the Administrative Agent.

SECTION 8.14      Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts which are treated as interest on the Loan under applicable Requirements of Law (collectively, the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by a Lender holding any portion of the Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such portion of the Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such portion of the Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NORTHSTAR REALTY FINANCE CORP.

By:	/s/ Al Tylis
Name: Al Tylis
Title: President

Credit Agreement

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director, Banking Products Services, US

By:	/s/ Jennifer Anderson
Name: Jennifer Anderson
Title: Associate Director, Banking Product Services, US

Credit Agreement

UBS AG, STAMFORD BRANCH, as Lender

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director, Banking Products Services, US

By:	/s/ Jennifer Anderson
Name: Jennifer Anderson
Title: Associate Director, Banking Product Services, US

Credit Agreement

SCHEDULE A

LOAN SCHEDULE

1.	Borrowing Date:	September 29, 2014

2.	Principal Amount of Loan:	$275,000,000

3.	Maturity Date:	September 19, 2017

4.	Fixed Rate	4.60%

Schedule A- 1

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower:	NORTHSTAR REALTY FINANCE CORP.

4.	Administrative Agent:	UBS AG, STAMFORD BRANCH, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

[2]	Select as applicable.

Exhibit A- 1

The Credit Agreement dated as of [__________ __, 20__] between NORTHSTAR REALTY FINANCE CORP., the Lenders parties thereto, and UBS AG, STAMFORD BRANCH, as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[3]
$	$		%

Effective Date: _____________ ___, 20___

[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee's compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[3]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

Exhibit A- 2

Consented to and Accepted:

UBS AG, STAMFORD BRANCH, as
Administrative Agent

By
Title:

[Consented to:

NORTHSTAR REALTY FINANCE CORP.

By
Title:][4]

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A- 3

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2.	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.	Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding

Exhibit A- 4

the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.	General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A- 5

EXHIBIT B

FORM OF

NON-BANK CERTIFICATE

Reference is hereby made to the Credit Agreement, dated as of [_____], among NorthStar Realty Finance Corp., a Maryland corporation (the "Borrower"), the lenders from time to time party thereto, (the "Lenders") and UBS AG, Stamford Branch, as Administrative Agent (together with any successor Administrative Agent, the "Administrative Agent"), (as amended, restated, modified and/or supplemented from time to time, the "Credit Agreement"). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. Pursuant to the provisions of Section 2.13(f) of the Credit Agreement, the undersigned hereby certifies that:

1.          The undersigned (a) if it is not treated as a partnership for U.S. federal income tax purposes, is the sole record and beneficial owner of the obligations hereunder and under any Loan or if the undersigned is a Participant, the participation (the "Obligations") in respect of which it is supplying this certificate, and (b) if it is treated as a partnership for U.S. federal income tax purposes, it is the sole record owner of the Obligations in respect of which it is supplying this certificate, and its partners/members are the sole beneficial owners of such Obligations. If the undersigned is a partnership for U.S. federal income tax purposes, references to "the undersigned" in the following paragraphs shall be deemed to apply instead to each of the undersigned's partners/members, except for paragraph 2 in which case "the undersigned" shall refer to both the partnership and each of its partners/members.

2.          It is not a "bank" as such term is used in Section 881(c)(3)(A) of the Code.

3.          It is not a "10 percent shareholder," within the meaning of Section 881(c)(3)(B) of the Code, of the Borrower.

4.          It is not a "controlled foreign corporation" related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code.

[NAME OF LENDER OR ADMINISTRATIVE AGENT]

By:
Name:
Title:

Date: _______________, _____

Exhibit B- 1